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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2013

BFC FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-09071	59-2022148
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-4900

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 21, 2013, a joint venture entity owned 19% by BFC Financial Corporation (“BFC”) and 81% by BBX Capital Corporation (“BBX Capital”), through two newly formed acquisition and operating subsidiaries (collectively, the “Purchasers”), entered into an Asset Purchase Agreement (the “Agreement”) with Renin Corp. and its subsidiaries (collectively, the “Sellers”) which provides for the Purchasers to acquire substantially all of the assets of the Sellers (the “Purchased Assets”). The Sellers manufacture interior closet doors, wall décor, hardware and fabricated glass products and operate through headquarters in Canada and four current manufacturing, assembly and distribution facilities in Canada, the United States and the United Kingdom. The Agreement also provides for the Purchasers to assume certain of the Sellers’ liabilities, including generally those related to the Sellers’ ordinary course business operations and certain accrued employee benefits, and provides for the Purchasers to offer employment to the Sellers’ current employees on substantially the same terms as in effect prior to the closing. Other assets and liabilities of the Sellers are excluded from the transactions contemplated by the Agreement (collectively, the “Transaction”) and will be retained by the Sellers.

Pursuant to the terms of the Agreement, the Purchasers have agreed to acquire the Purchased Assets from the Sellers for an aggregate consideration of approximately $15.0 million (the “Transaction Consideration”). This amount is subject to adjustment, based on the Sellers’ working capital as of the closing and certain contractually provided Seller indemnities post-closing. At closing, $1.75 million of the Transaction Consideration will be placed in an escrow account and held in escrow pending final determination of the working capital adjustment (if any) and final resolution of any indemnification obligations of the Sellers under the Agreement. It is expected that a subsidiary jointly owned by BFC and BBX Capital will fund approximately $10.0 million of the Transaction Consideration in the form of a loan and revolver facility to the newly formed Purchaser entities to replace the Sellers’ existing facility which will be paid off at the closing of the Transaction. The remainder of the Transaction Consideration, as adjusted in accordance with the Agreement, is expected to be funded by BFC and BBX Capital pro rata in accordance with their percentage equity interests in the Purchasers and used to satisfy certain of the Sellers’ outstanding debt and certain other liabilities and obligations of the Sellers.

The Agreement contains certain limited representations, warranties and covenants on the part of the Purchasers and the Sellers, as well as certain limited indemnification obligations. The parties currently expect to complete the Transaction on or before October 30, 2013 and, subject to certain exceptions, the Agreement provides for the Sellers to pay a termination fee to the Purchasers of approximately $450,000 if the Transaction does not close on or before that date under circumstances provided in the Agreement. Consummation of the Transaction is subject to certain closing conditions, including (i) obtaining certain consents and authorizations required to complete the Transaction, (ii) there being no material adverse effect between signing of the Agreement and closing, and (iii) the release of all liens relating to the Purchased Assets, subject to certain limited exceptions. There is no assurance that the Transaction will be consummated on the contemplated terms, in the contemplated time frame, or at all.

On October 25, 2013, BFC and BBX Capital issued a joint press release announcing the Agreement. A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated October 25, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BFC FINANCIAL CORPORATION

Date: October 25, 2013

	By:	/s/ John K. Grelle
John K. Grelle,
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated October 25, 2013